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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): AUGUST 8, 2000

                           --------------------------

                        PACKAGING RESOURCES INCORPORATED

             (Exact name of Registrant as specified in its charter)

             DELAWARE                    333-05885              36-3321568
  (State or other jurisdiction    (Commission File Number) (IRS Employer Number)
 of Identification incorporation)

                                 ONE CONWAY PARK

                           100 FIELD DRIVE, SUITE 300

                           LAKE FOREST, ILLINOIS 60045

               (Address of principal executive offices) (Zip Code)

                                 (847) 295-6100

              (Registrant's telephone number, including area code)

                                       N/A

          (Former name or former address, if changed since last report)
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                              ITEM 5. OTHER EVENTS.

     Pepsi-Cola Company, a division of PepsiCo Inc.("Pepsi"), notified Packaging Resources Incorporated ("PRI"), by letter dated August 8, 2000, that in accordance with the Twist N" Go Supply Agreement between Pepsi and PRI (the "Supply Agreement"), PRI should reduce its annual production capacity for Twist N" Go cups by 75% from 100 million cups to 25 million cups. Under the Supply Agreement, this reduction will result in a proportionate decrease in Pepsi's minimum annual purchase commitment for Twist N" Go cups from 75 million cups to
18.75 million cups. In the 12 months ended July 31, 2000, PRI sold approximately 36 million Twist N' Go cups. Under the Supply Agreement, PRI is obligated for 90 days to use its best efforts to redeploy any equipment that becomes available as a result of the reduction initiated by Pepsi to the manufacture of other products. PRI has advised Pepsi that it does not presently expect to be able to redeploy such equipment. To the extent PRI is unable to redeploy the equipment, PRI is obligated to use its best efforts for six months to sell such equipment on commercially reasonable terms, and Pepsi is required to reimburse PRI to the extent any proceeds realized from such sale are less than book value. If PRI does not sell the equipment during the prescribed six-month period, PRI can require Pepsi to purchase it at book value. The equipment employed by PRI in the production of the Twist N' Go cups is leased and owned by PRI. Assuming that PRI is unsuccessful in redeploying the equipment and is relieved of the associated expense of leasing or owning such equipment pursuant to the Supply Agreement, PRI estimates that Pepsi's reduction will decrease PRI's EBITDA by approximately $4.5 million on an annual basis during the remaining term of the Supply Agreement, which expires in September 2004.

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SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PACKAGING RESOURCES INCORPORATED, a Delaware corporation

Date: August 23, 2000


By:      /s/ Jerry J. Corirossi
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Name:    Jerry J. Corirossi
Title:   Executive Vice President, Finance and Administration
         Chief Financial Officer and duly authorized officer